Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Cagle’s, Inc. and Subsidiary

Atlanta, Georgia

We consent to the inclusion of our report dated May 31, 2011, with respect to the consolidated balance sheets of Cagle’s, Inc. and Subsidiary as of April 2, 2011 and April 3, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended April 2, 2011, April 3, 2010 and March 28, 2009, and schedule, which report has been included in the Form 10-K of Cagle’s, Inc. and Subsidiary.

/s/ FROST, PLLC

Little Rock, Arkansas
June 8, 2011